EXHIBIT 99.1
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                               News Release

                                 LANDAUER

                           For Immediate Release
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              LANDAUER, INC.  DECLARES REGULAR CASH DIVIDEND


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, Treasurer & CFO
      708-441-8311

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GLENWOOD, ILLINOIS, MAY 28, 2010 - LANDAUER, INC. (NYSE: LDR) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.5375 per share for the third quarter of fiscal 2010. The dividend will be paid on July 2, 2010, to shareholders of record on June 11, 2010.





ABOUT LANDAUER

Landauer is the world's leading provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.6 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia, Mexico, Sweden and other countries. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and diagnostic physics services and educational services to the medical physics community.



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       Landauer, Inc.  2 Science Road  Glenwood, Illinois 60425-1586
        Telephone: 708.755.7000  Fax: 708.755.7011  landauerinc.com